UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                            August 3, 2009

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado	0-04041	84-0518115
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

23 Inverness Way East, Ste. 150, Englewood, CO		80112

(Address of Principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code                                                     303-799-8520

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFT230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b)

☐  Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective August 3, 2009, the Company entered into a Waiver and First Amendment (“Amendment”) to the credit agreement dated May 7, 2007 with JPMorgan Chase Bank, N.A. and J.P. Morgan Europe Limited.  The Amendment (i) provides a waiver of the covenant violation for the quarter ended June 30, 2009, (ii) reduces the revolving loan commitment to $8 million plus €2 million, (iii) increases the interest rate pricing grid, (iv) requires the Company to pay off the term loan balance of $2.4 million, and (v) changes the maturity date to July 31, 2010.

The interest rate for borrowings may be a combination of one or more of interest rate indices plus a margin as described below.

Index	Margin range	Interest payments due
ALTERNATE BASE RATE (1)	1.5%	End of applicable interest period
LIBOR	2.5%	End of applicable interest period
EURIBOR	2.5%	End of applicable interest period

(1)          greater of Prime Rate, the Federal Funds Effective Rate plus 0.5%, or LIBOR plus 1%

The Amendment contains financial covenants related to minimum EBITDA and minimum tangible net worth, and certain limitations on capital expenditures.

No principal payments are required on the revolving credit facilities prior to maturity.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

The foregoing is a summary only and is qualified by the full text of the Waiver and First Amendment filed herewith as Exhibit 99.1.

Item 2.04              Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See Item 1.01 above.

The foregoing is a summary only and is qualified by the full text of the waiver and First Amendment filed herewith as Exhibit 99.1.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                Exhibits.

Exhibit 99.1                               Waiver and First Amendment to Credit Agreement dated as of August 3, 2009 among Allied Motion Technologies Inc., Precision  Motor Technology B.V., JPMorgan Chase Bank, N.A. and J.P. Morgan Europe Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED MOTION TECHNOLOGIES INC.

Date: August 7, 2009	/s/ Richard D. Smith
Richard D. Smith
Chief Financial Officer